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[FREEDMAN, LEVY, KROLL & SIMONDS LETTERHEAD]





                                              EXHIBIT 5


                                             April 8, 1994



Coeur d'Alene Mines Corporation
505 Front Avenue
Coeur d'Alene, Idaho  83814

Gentlemen:

         We have acted as counsel to Coeur d'Alene Mines Corporation, an Idaho corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement"), relating to $100,000,000 aggregate principal amount of the Company's 6 3/8% Convertible Subordinated Debentures Due 2004 (the "Debentures") and a presently indeterminable number of shares (the "Conversion Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock"), issuable upon conversion of the Debentures. The Debentures were issued pursuant to an Indenture, dated as of January 26, 1994 (the "Indenture"), between the Company and Bankers Trust Company, as trustee (the "Trustee").

         This opinion is being delivered to the Commission as Exhibit 5 to the Registration Statement.

         We have examined copies of (i) the Articles of Incorporation and ByLaws of the Company, as amended; (ii) the Registration Statement; (iii) the Indenture; (iv) the two global certificates which currently evidence the Debentures (the "Global Certificates"); (v) the form of definitive certificate for the Debentures (the "Definitive Certificate"); and (vi) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.
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    Based upon and subject to the foregoing, it is our opinion that:

        1. The Debentures have been duly authorized and the Global Certificates for the Debentures have been validly issued. The Global Certificates for the Debentures constitute, and the Definitive Certificates for the Debentures, when issued as provided in the Indenture, will constitute, legal and binding obligations of the Company in accordance with their terms and the terms of the Indenture. This opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and court decisions with respect thereto and, (ii) the application of equitable principles or remedies in any proceeding, whether at law or in equity.

        2. The Conversion Shares, when issued upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement.


                                                                      Sincerely,




                                                 FREEDMAN, LEVY, KROLL & SIMONDS